UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2021

The Blackstone Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On July 14, 2021, The Blackstone Group Inc. (“Blackstone”) issued a press release announcing the transaction described below under Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Furthermore, such information shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01 Other Events.

On July 14, 2021, Argon Holdco LLC (“Buyer”), an entity affiliated with Blackstone, entered into a stock purchase agreement (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”), pursuant to which Buyer has agreed to acquire a 9.9% equity interest in SAFG Retirement Services, Inc. (the “Company”) for an aggregate purchase price of $2.2 billion in cash, subject to purchase price adjustments (the “Transaction”). The Company is expected to be the parent company of AIG’s life and retirement business (“AIG L&R”) at the time of the anticipated initial public offering of AIG L&R, which AIG has previously announced it is pursuing.

In connection with the closing of the Transaction contemplated by the Stock Purchase Agreement, Blackstone ISG-I Advisors L.L.C. (the “Investment Manager”) will enter into a long-term strategic asset management partnership with certain subsidiaries of the Company, pursuant to which the Investment Manager will serve as the exclusive external manager for such subsidiaries with respect to the following asset classes within their investment portfolio: (1) non-agency residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities; (2) collateralized loan and debt obligations, leveraged loans and certain other loans; (3) asset-backed whole loans and direct lending; (4) private high grade, project finance, including renewable energy, and other long-dated investments; and (5) alternatives, including real estate equity (the “SMA Agreement”). Pursuant to the SMA Agreement, the Company has agreed to have the Investment Manager manage an initial $50 billion of assets under management of the Company and its subsidiaries, with such amount increasing to $92.5 billion over years two through six of the SMA Agreement’s initial commitment period. The capital is expected to be primarily invested in Blackstone-originated assets. Following the initial commitment period of six years, the strategic asset management partnership will renew subject to long-term relative performance measures by asset class.

In connection with the Transaction, Blackstone will be entitled to one seat on the board of directors of the Company. Subsequent to the anticipated initial public offering of AIG L&R, Blackstone will hold publicly traded common stock subject to certain phased lock-up provisions.

Consummation of the Transaction is subject to the satisfaction or waiver of certain closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the entry into the SMA Agreement.

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our operations, taxes, earnings and financial performance, share repurchases and dividends. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to the impact of the novel coronavirus (“COVID-19”), as well as those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated from time to time in our periodic filings with the United States Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings. The forward-looking statements speak only as of the date of this report, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release of The Blackstone Group Inc. dated July 14, 2021.

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2021

The Blackstone Group Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer